EXHIBIT 10.2

[Department 56, Inc. Letterhead]

October 20, 2005

[Name of Executive]

[Address]

Re:                               Amendment to Retention Agreement with Lenox, Inc. and Issuance of Restricted Stock of Department 56, Inc.

Dear Mr./Ms.                    :

Reference is made to the Retention Agreement dated as of February 22, 2005 (the “Retention Agreement”) between you and Lenox, Inc.  As you are aware, on September 1, 2005, Department 56, Inc. (“D56”) acquired all of the outstanding stock of Lenox, Inc. (“Lenox”) (the “Transaction”), thereby constituting a “Sale of Employer” under the Retention Agreement.  In connection with your continued employment with Lenox and/or D56, D56 has agreed to issue shares of restricted stock to you in consideration of your agreement to amend the Retention Agreement as set forth below.

Based on the foregoing, the parties agree as follows:

1.                                       D56 agrees to issue shares of restricted stock to you, which shares shall have the terms and conditions set forth in the attached form of Restricted Stock Agreement (collectively, the “Restricted Stock”).

2.                                       You and Lenox agree that the Retention Agreement is hereby amended by deleting in its entirety subparagraph (1) from the definition of “Good Reason” contained in Section 1(d) of the Retention Agreement.  You understand and agree that the effect of this amendment shall be that you are not entitled to the Retention Bonus (as defined in the Retention Agreement) if you resign on or after the closing of the Transaction based upon a material reduction of your title, job duties or responsibilities.

3.                                       D56 agrees to extend your right to receive the “Severance Benefits” (as defined in Section 3 of the Retention Agreement) through and including September 30, 2008; therefore, if an event described in subparagraph (2) of Section 2(a) of the Retention Agreement occurs after September 1, 2006 and prior to October 1, 2008 (each a “Severance Event”), you shall be entitled to receive the Severance Benefits.  If a Severance Event occurs prior to October 1, 2008, you will receive the greater of the fair market value of the Severance Benefits or the Restricted Stock (as to which all restrictions shall thereupon automatically lapse).  You agree that, upon payment of the Severance Benefits or issuance of the Restricted Stock (with all restrictions having lapsed) to you, D56’s obligations to pay you severance shall have been satisfied in full.

4.                                       This letter agreement is effective as of September 30, 2005 (the “Effective Date”).  Except as amended herein, all of the terms and conditions of the Retention Agreement shall remain in full force and effect.

Please confirm your agreement with the terms and provisions set forth in this letter by signing a copy of this letter and returning it Louis Fantin, General Counsel of D56.

Sincerely,

DEPARTMENT 56, INC.		LENOX, INC.

By:		By:

Name:	Timothy Schugel	Name:	Susan Engel
Title:	CFO	Title:	CEO

Agreed to as of the Effective Date:

[Name]